  As Filed with the Securities and Exchange Commission on September 13, 1999

                         Registration No. 333-_______
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
--------------------------------------------------------------------------------
                                 FORM S-8/S-3

                            REGISTRATION STATEMENT
                            ----------------------
(Including registration of shares for resale by means of a Form S-3 Prospectus)
                                     UNDER
                          THE SECURITIES ACT OF 1933

                              GART SPORTS COMPANY
            (Exact name of registrant as specified in its charter)
                   -----------------------------------------
        DELAWARE                                               84-1242802
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                             Identification No.)

                  1001 Lincoln Avenue, Denver, Colorado 80203
                   (Address of Principal Executive Offices)

                Gart Sports Company 1994 Management Equity Plan
                 Sportmart, Inc. Associate Stock Purchase Plan
                  Sportmart, Inc. Directors' Stock Option Plan
                       Sportmart, Inc. Stock Option Plan
                             (Full Title of Plans)

                            NESA E. HASSANEIN, ESQ.
                              Gart Sports Company
                              1001 Lincoln Avenue
                            Denver, Colorado 80203
                                (303) 861-1122
(Name, Address and Telephone Number, including Area Code, of Agent for Service)

                                   Copy to:
                           JEFFREY M. KNETSCH, ESQ.
                        Brownstein Hyatt & Farber, P.C.
                      410 Seventeenth Street, Suite 2200
                            Denver, Colorado 80202
                                (303) 223-1100

                        CALCULATION OF REGISTRATION FEE

===========================================================================================================================
                                                       Proposed Maximum    Proposed Maximum
     Title of Securities           Amount to be         Offering Price     Aggregate Offering           Amount of
      to be Registered             Registered (1)         per Share              Price              Registration Fee (3)
---------------------------------------------------------------------------------------------------------------------------
 Common Stock, $0.01 par value     250,000 shares          $5.5625 (2)        $1,390,625  (2)             $386.59
===========================================================================================================================

(1) Includes an indeterminate number of shares of Gart Sports Company common stock that may be issuable by reason of stock splits, stock dividends or similar transactions.
(2) Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $5.5625 per share (the average of the high and low prices of the Registrant's common stock as reported on the Nasdaq National Market on August 20, 1999) for the 250,000 additional shares reserved for issuance under the 1994 Gart Sports Company Management Equity Plan.
(3) Pursuant to Rule 429(b), an additional 1,691,773 shares of common stock registered on Form S-8 (Registration No. 333-43997), as filed with the Securities and Exchange Commission on January 8, 1998, are carried forward to this Registration Statement on Form S-8/S-3. The registration fee of $5,057.92 was previously paid.

EXPLANATORY NOTE: This Registration Statement on Form S-8/S-3 ("Registration Statement") is being filed pursuant to General Instruction E to Form S-8 for the purpose of registering 250,000 additional shares of Common Stock, which are authorized to be issued under the Gart Sports Company 1994 Management Equity Plan and are of the same class of Common Stock for which a registration statement on Form S-8 (Registration No. 333-43997) relating to the Gart Sports Company 1994 Management Equity Plan and three other stock option plans is effective. Pursuant to Rule 429, this Registration Statement and Resale Prospectus are intended to cover the 250,000 additional shares authorized to be issued under the Gart Sports Company 1994 Management Equity Plan and up to 1,691,773 shares previously registered by the Registration Statement on Form S-8 (Registration No. 333-_43997), which was filed with the Securities and Exchange Commission on January 9, 1998.

                               RESALE PROSPECTUS

                              GART SPORTS COMPANY

                    Up to 1,941,773 Shares of Common Stock

        Which the Selling Stockholders May Resell Under this Prospectus

                            _______________________


     You should read this resale prospectus carefully before you invest. The stockholders of Gart Sports Company listed below may offer and resell up to 1,941,773 shares of our common stock under this resale prospectus for their own accounts. Gart Sports Company will not receive any proceeds from the resale of these shares by the selling stockholders.

     We issued these shares to the selling stockholders under the Gart Sports Company 1994 Management Equity Plan and under three employee benefit plans initiated by Sportmart, Inc., a company that we acquired in January of 1998: the Sportmart, Inc. Associate Stock Purchase Plan; the Sportmart, Inc. Directors' Stock Option Plan; and the Sportmart, Inc. Stock Option Plan

     The selling stockholders may offer their common stock through public or private transactions, at prevailing market prices or at privately negotiated prices. These future prices are not currently known.

     Gart Sports Company common stock is traded on the Nasdaq National Market under the symbol "GRTS". On September 10, 1999, the last reported sale price for the common stock on the Nasdaq National Market was $6 1/8 per share.

     See "Risk Factors" beginning on page 2 to read about factors you should consider before buying shares of common stock.

                            __________________


     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                            __________________


              The date of this prospectus is September 13, 1999.

                                 Risk Factors

     You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company.

Intense competition in the sporting goods industry could limit our growth and reduce our profitability.

     The market for sporting goods retailers is highly fragmented and intensely competitive. Our current and prospective competitors include many large companies that have substantially greater market presence, name recognition, financial, marketing and other resources than we have. We compete directly or indirectly with the following categories of companies:

     . established companies including large format sporting goods stores, such as The Sports Authority, Oshman's and Jumbo Sports;

     .    traditional sporting goods stores and chains, such as Big 5;

     . specialty sporting goods shops and pro shops, such as Pro Golf Discount, Foot Locker and REI;

     . mass merchandisers, discount stores, department stores and warehouse clubs such as Kmart, Wal-Mart and Price/Costco; and

     . Internet and catalog retailers, such as ShopSports.com, fogdog.com, LLBean, Eddie Bauer and Land's End.

Increased competition in markets in which we have stores, the adoption by competitors of innovative store formats, pricing strategies and retail sales methods, such as the Internet, or the entry of new competitors or the expansion of operations by existing competitors in our markets could cause us to lose market share and could have a material adverse effect on our business, financial condition and results of operations.

Rising real estate costs and other factors could adversely affect our ability to secure additional retail store sites and severely limit our growth opportunities.

     If additional retail store sites are unavailable, we may not be able to carry out a significant part of our growth strategy. Our plans to increase the number of our retail stores will depend in part on the availability of existing retail stores or store sites. We cannot assure you that stores or sites will be available to us for purchase or lease, or that they will be available on terms acceptable to us. Rising real estate costs and construction and development costs could also inhibit our ability to grow. If we are unable to grow our retail business, our financial performance could be adversely affected.

We face competition from Internet retailers, which may have a cost advantage and reach a broader market.

     We currently do not have an Internet-based sales channel and face growing competition from Internet-based retailers. Because Internet-based retailers do not operate retail stores, they may enjoy an overall operating cost advantage. If we fail to develop an Internet-based sales channel and the Internet continues to expand, our market share may decline and our operating results may suffer.

If we are unable to predict or react to changes in consumer demand, we may lose customers and our sales may decline.

     Our success depends on our ability to anticipate and respond in a timely manner to changing consumer demand and preferences regarding sporting goods. Our products must appeal to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to change.

We often make commitments to purchase products from our vendors several months in advance of proposed delivery. If we misjudge the market for our merchandise, we may overstock unpopular products and be forced to take significant inventory markdowns, which may have a negative impact on our profitability.

We have a significant amount of debt that could adversely affect our business and growth prospects.

     At July 31, 1999, we had approximately $146 million of long-term debt. This additional debt could have significant adverse effects on our business. Our debt:

     . makes it more difficult for us to obtain additional financing on favorable terms;

     . requires us to dedicate a substantial portion of our cash flows from operations to the repayment of our debt and the interest on our debt;

     . limits our ability to capitalize on significant business opportunities;

     .    makes us more vulnerable to economic downturns;

     . limits our ability to exploit business opportunities and to withstand competitive pressures; and

     . contains certain covenants which restrict our ability to operate our business.

If we are unable to generate sufficient cash flows from operations in the future, we may have to refinance all or a portion of our debt or obtain additional financing. We cannot assure you that we could obtain refinancing or additional financing on acceptable terms or that we will be able to operate at a profit.

We are subject to an income tax contingency that could have a material adverse impact on our liquidity.

     In July 1997, the Internal Revenue Service ("IRS") proposed adjustments to our 1992 and 1993 consolidated federal income tax returns and the returns of our former parent, currently known as Thrifty PayLess Holdings, Inc. ("Thrifty"), in conjunction with an IRS examination of Thrifty. The proposed adjustments relate to the manner in which LIFO inventories were characterized on Thrifty's tax returns. We were a wholly-owned indirect subsidiary of Thrifty until April 20, 1994 and were responsible for our share of Thrifty's taxes on a separate return basis under a tax sharing agreement with Thrifty. In 1992 and 1993, we recorded approximately $9.7 million as a long-term net deferred tax liability for the tax effect of the LIFO inventory basis difference. The IRS has asserted that this basis difference should be reflected in taxable income in 1992 and 1993. We believe that the inventory acquired in connection with the acquisition of Thrifty was appropriately allocated to its inventory pools. The IRS has asserted the inventory was acquired at a bargain purchase price and should be allocated to a separate inventory pool and liquidated as inventory turns.

     Based on our discussions with Thrifty, we believe the potential accelerated tax liability, which could have a negative effect on our liquidity in the near term, ranges from approximately $2.5 million to $9.7 million. The range of loss from possible assessed interest charges resulting from proposed adjustments by the IRS range from approximately $760,000 to $3.3 million. As we believe that no amount is more probable than another within the range, the minimum interest exposure of $760,000 has been accrued in the our consolidated financial statements. No penalties are expected to be assessed relating to this matter. As of August 1999, the LIFO inventory and other associated temporary differences continue to be classified as long-term net deferred tax liabilities as we do not believe the matter will be resolved within a year.

     While we believe that we have adequately provided for any liability that may arise from this matter, we may incur additional liability beyond the amounts recorded. The actual liability that may arise from the matter could have a material adverse effect on our liquidity, which could have a material adverse effect on our business, financial condition and operating results.

We may be subject to product liability lawsuits; our insurance may not be sufficient to cover damages.

     We may be subject to lawsuits resulting from injuries associated with the use of sporting goods equipment that we sell or lease. There is a risk that claims or liabilities may exceed our insurance coverage. Moreover, we may be unable to retain adequate liability insurance in the future. Although we have entered product liability indemnity agreements with many of our vendors, we cannot be sure that we will be able to collect sufficient payments to offset product liability losses. We are subject to regulation by the Consumer Product Safety Commission and similar state regulatory agencies. If we fail to comply with government and industry safety standards, we may be subject to claims, lawsuits, fines and adverse publicity that could have a material adverse effect on our business and results of operations.

If our suppliers and distributors do not provide us with sufficient quantities of products, our sales and profitability will suffer.

     We purchase merchandise from over 1,000 vendors. In fiscal 1998, Nike represented approximately 13.4% of our total purchases. Although no other vendor represented more than 5% of total purchases, our dependence on principal suppliers involves risk. If there is a disruption in supply from a principal supplier or distributor, we may be unable to obtain the merchandise we desire to sell. Moreover, many of our suppliers provide us with incentives, such as return privileges, volume purchasing allowances and cooperative advertising. A decline or discontinuation of these incentives could reduce our profits. We believe that a significant portion of the products we purchase, including those purchased from domestic suppliers, are manufactured abroad. Interruptions or delays in imports could cause shortages in our inventory and a decline in our sales.

Our business is highly seasonal, and our annual results are highly dependent on the success of our winter selling season.

     Our business is highly seasonal in nature, with our highest sales and operating profitability historically occurring during the fourth fiscal quarter, which includes the holiday selling season. This seasonality is also due, in part, to our strong sales of cold weather sporting goods and apparel. Fourth quarter activity comprised 33.8% of fiscal 1997 net sales and 29.0% of fiscal 1998 net sales, and 80.8% of fiscal 1997 operating income and 263.4% of fiscal 1998 operating income. Any decrease in fourth quarter sales, whether due to a slow holiday selling season, poor snowfall in ski areas near our markets or otherwise, could have a material adverse effect on our business, financial condition and operating results for the entire fiscal year.

Because our business is seasonal, quarterly volatility may cause volatility or a decline in the price of our securities.

     The seasonal nature of our business, unanticipated fluctuations in demand and inventory imbalances may cause our operating results to vary significantly from quarter to quarter. This could lead to volatility or significant declines in the market price of our stock.

Adverse weather and general economic conditions could have a significant adverse effect on our business.

     Because our business is subject to weather conditions in our retail markets, particularly in the Midwest and Western Mountain regions, our results may be unexpectedly and adversely affected. Poor mountain snowfall in the winter months, such as that in the winter of 1998-1999, could have a material adverse effect on our sales and earnings and could adversely impact our ability to make scheduled interest payments on our debt. General economic factors in the regions we operate in are beyond our control and also may have a material adverse effect on our performance, including the following:

     .    interest rates and inflation;

     .    economic recession;

     .    consumer credit availability;

     .    consumer debt levels;

     .    tax rates and tax policy;

     .    unemployment trends; and

     .    other matters that influence consumer confidence and spending.

Increasing volatility in financial markets may cause these factors to change with a greater degree of frequency and magnitude.

Labor conditions and wage rates may have a material adverse impact on our performance.

     If we cannot attract and retain quality employees, our business will suffer. Many of our employees are in entry level or part-time positions with historically high rates of turnover. We may be unable to meet our labor needs and control our costs due to external factors such as unemployment levels, minimum wage legislation and wage inflation.

Our economic interests may conflict with those of former Sportmart officials.

     We lease properties from various entities that are owned by two of our directors, Messrs. Larry and Andrew Hochberg, and other former Sportmart directors, officers and principal stockholders. We have advanced funds to these entities and, in connection with the Sportmart acquisition, we guaranteed Sportmart's obligations under these leases. These guarantees could result in conflicts of interest for us and two of our directors and other former Sportmart officials in situations where our interests differ.

Because one stockholder owns a controlling interest in Gart Sports, you may be unable to exercise control over major corporate decisions or to realize a premium return.

     As of August 31, 1999, Green Equity Investors, L.P. holds approximately 61% of our issued and outstanding common stock. Accordingly, Green Equity Investors can influence all matters that require stockholder approval. Green Equity Investors may adopt amendments to our Certificate of Incorporation, designate members of our Board of Directors and decide our business strategy. You may disagree with Green Equity Investors' business decisions.

     As a controlling stockholder, Green Equity Investors also has the power to approve or reject significant corporate matters, such as mergers, acquisitions and other change-in-control transactions. Green Equity Investors' controlling interest could make it more difficult for a third party to acquire us, even if the acquisition would be beneficial to you.

You may not realize the premium return that the controlling stockholder may realize in conjunction with corporate takeovers.

Antitakeover provisions in our organizational documents and statutes may prevent you from realizing a premium return.

     Antitakeover provisions in our articles of incorporation, bylaws and Delaware law may deter unfriendly offers or other efforts to obtain control of Gart Sports. This could make us less attractive to a potential acquirer and deprive you of the opportunity to sell your common stock at a premium price.

The value of your common stock may decrease if other security holders sell their common stock.

     We have 7,659,312 shares of common stock outstanding as of August 31, 1999. This resale prospectus allows selling stockholders to resell up to 1,941,773 shares of common stock for immediate resale. Moreover, a significant number of the remaining shares are eligible for resale. Some of our stockholders have the right to require us to register their common stock. The future sale of a substantial number of shares of common stock or the perception that a sale could occur could adversely affect the market price of your common stock.

     We have granted a significant number of stock options to our employees in order to reward performance and encourage retention. We plan to issue additional options in the future. If any of these securities are exercised or converted, you may experience significant dilution in the market value and earnings per share of your common stock.

Loss of key executives, especially John Douglas Morton, our Chief Executive Officer and Chairman of the Board, could have a material adverse affect on our business.

     Our success depends on the continued services of our senior management, particularly John Douglas Morton, our Chairman of the Board, President and Chief Executive Officer. We do not have employment agreements with any of our senior executives. Furthermore, we do not maintain "key man" life insurance on any of our officers. If we lose key senior management, our business could be adversely affected.

Failure to address the Year 2000 problem could have a material adverse effect on our business

     Under the most reasonably likely worst case scenario, we do not anticipate more than isolated, temporary disruptions of our operations caused by Year 2000 failures affecting either us or our key merchandise and service vendors. Many of our vendors manufacture their products overseas and even though their internal computer systems may be Year 2000 ready, some vendors may experience delays related to importing goods. Since the majority of products sold by our stores is brand name merchandise, it will not likely be feasible to replace a vendor who is experiencing Year 2000 problems with its internal computer systems or who is unable to deliver its products on a timely basis. If certain of our vendors are unable to deliver products on a timely basis, we may experience temporary shortages or outages of those items. Many risks, however, such as the failure to perform by public utilities, telecommunications providers, and financial institutions, and the impact of the Year 2000 issue on the national and global economies, are outside the control of Gart Sports and could materially and adversely affect our business operations and financial condition. While we have made significant efforts to address anticipated risks associated with Year 2000 issues, this is an event without precedent. As a result, there can be no assurance that the Year 2000 issues will not have a material adverse impact on our financial condition, operating results and business.

                 Warning Regarding Forward-Looking Statements

     This prospectus and information incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of
1933 and Section 21E of the Securities Exchange Act of 1934.   Forward-looking
statements deal with our current plans and expectations and involve known and unknown risks and uncertainties. Statements containing terms such as:

     .    believes
     .    does not believe
     .    plans
     .    expects
     .    intends
     .    estimates
     .    anticipates

and other words or phrases of similar meaning are considered to contain uncertainty and are forward-looking statements.

     No forward-looking statement is a guarantee of future performance. Our actual results could differ materially from those anticipated in these forward-
looking statements.   We make cautionary statements in certain sections of this
prospectus, including in the risk factors identified above, and in materials incorporated by reference into this prospectus. You should read these cautionary statements as being applicable to all related forward-looking statements, wherever they appear in this prospectus, in the materials referred to in this prospectus, in the materials incorporated by reference into this prospectus, or in our press releases. You should not place undue reliance on any forward-looking statement.


                              Gart Sports Company

Highlights of Our Company

     Gart Sports Company is one of the leading sporting goods retailers in the Midwest and western United States and the leading full-line sporting goods retailer in the Rocky Mountain region in terms of sales and number of stores. Founded in 1928, we operate 128 stores in Colorado, Utah, Illinois, California, Minnesota, Ohio, Wisconsin, Oregon, Iowa, Idaho, Wyoming, New Mexico, Montana and Washington. We operate through our wholly-owned subsidiaries, Gart Bros. Sporting Goods Company and Sportmart, Inc.

General Information and Web Site Address

     We incorporated under Delaware General Corporate Law in 1993. Our principal offices are located at 1001 Lincoln Avenue, Denver, Colorado 80203. Our telephone number is (303) 861-1122. For more information, please refer to our web site at www.gartsports.com. Our web site is not a part of this resale prospectus.

                             Selling Stockholders

     The following table shows, as of August 31, 1999:

     .    the name of each selling stockholder;

     .    how many shares the selling stockholder beneficially owns;

     . how many shares the selling stockholder can resell under this prospectus; and

     . assuming a selling stockholder sells all shares listed next to his or her name, how many shares the selling stockholder will beneficially own after completion of the offering.

We may amend or supplement this prospectus from time to time in the future to update or change this list of selling stockholders and shares that may be resold.

                           Shares Beneficially         Maximum Number of          Shares Beneficially
                              Owned Prior to           Shares that may be         Owned After Offering
                                Offering(1)         Resold in this Offering(2)
  Selling Stockholder

John Douglas Morton              162,000                    432,000                        -0-

Thomas Hendrickson                30,951                    149,314                        -0-

Arthur S. Hagan                   42,600                     82,000                        -0-

Greg Waters                        4,000                     73,000                        -0-

Thomas B. Nelson                  31,600                     69,750                        -0-

Kenneth T. Snyder                 31,600                     46,000                        -0-

Michael McCaghren                    -0-                     15,000                        -0-

Thomas Wildenberg                    -0-                     10,000                        -0-

Nesa E. Hassanein                    -0-                     22,500                        -0-

Gordon Barker                      3,857                     13,857 (3)                  1,000

Peter R. Formanek                 57,026                     13,809 (3)                 53,217 (4)

Andrew Hocherg                   257,930                      1,845 (3)                256,085 (5)

Larry Hochberg                   505,166                      1,845 (3)                503,321 (6)

Other (7)                        164,447                    482,835                      3,637

Total                          1,291,177                  1,413,755                    817,260

_________________________

     (1) We have calculated the number of shares each selling stockholder "beneficially owns" in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Beneficial ownership, as defined in Rule 13d-3, does not necessarily indicate beneficial ownership for any other purpose. Under Rule 13d-3, a person beneficially owns all shares that they have either sole or shared voting power or sole or shared investment power, as well as shares which they have the right to acquire within 60 days of August 31, 1999 (i.e., on or before October 30, 1999).

(2) The maximum number of shares that may be resold in this offering includes those shares acquired or that may be acquired through stock options and restricted shares granted under our 1994 Management Equity Plan, the Sportmart, Inc. Associate Stock Purchase Plan, the Sportmart, Inc. Directors' Stock Option Plan and the Sportmart, Inc. Stock Option plan.

(3) Each of the non-employee, non-affiliate directors of Gart Sports are entitled to receive $25,000 per year, payable quarterly in shares of restricted stock granted under the 1994 Management Equity Plan, as compensation for serving as directors. Such restricted shares are valued as of the last trading day of the fiscal quarter in which a Board meeting occurs and are granted to a director only if the director attends a Board meeting during the applicable quarter. The restricted shares granted to directors as compensation for serving in that capacity vest immediately.

(4) The number of shares beneficially owned by Mr. Formanek following the offering would be less than 1% of the shares outstanding as of August 31, 1999.

(5) The number of shares beneficially owned by Mr. Andrew Hochberg following the offering would be approximately 3.34% of the shares outstanding as of August 31, 1999.

(6) The number of shares beneficially owned by Mr. Larry Hochberg following the offering would approximately 6.50% of the shares outstanding as of August 31, 1999.

(7) Includes all non-affiliates who hold options to purchase shares of common stock or shares of restricted stock under the Plan.


                             Plan of Distribution

     The selling stockholders have advised us that they intend to sell all or a portion of the shares offered from time to time in the Nasdaq National Market and that sales will be made at prices prevailing in the Nasdaq National Market at the times of sale. The selling stockholders may also make private sales directly or through brokers who may act as agents or principals. Further, the selling stockholders may choose to dispose of their shares by gift to a third party or as a donation to a charitable or other non-profit entity. In connection with any sales, the selling stockholders and any participating brokers may be deemed to be underwriters within the meaning of the Securities Act of 1933.

     Any broker-dealer participating as agent for the selling stockholders or for the purchasers may receive commissions. Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above), in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with these resales may pay to or receive commissions from the purchasers.

     We have advised the selling stockholders that Regulation M promulgated under the Securities Exchange Act of 1934 may apply to sales in the market and have informed them of the possible need for delivery of copies of this prospectus. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.
Any commissions paid or any discounts or concessions allowed to any broker-dealers, and, if any broker-dealers purchase shares as principal, any profits received on the resale of shares, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

     Upon notification by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a cross or block trade, a supplemental prospectus will be filed under Rule 424(c) under the Securities Act of 1933, setting forth the name of the participating broker-dealer(s), the number of shares involved, the price at which the shares were sold by the selling stockholders, the commissions paid or discounts or concessions allowed by the selling stockholders to such broker-dealer(s), and where applicable, that the broker-dealer(s) did not conduct any investigation to verify the information set forth in this resale prospectus.

     Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 and 701 under the Securities Act may be resold under Rule 144 rather than pursuant to this prospectus. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including any person who may be deemed to be our "affiliate", is entitled to sell within any three month period "restricted shares" beneficially owned by him or her in an amount that does not exceed the greater of (i) 1% of the then outstanding shares of common stock or (ii) the average weekly trading volume in shares of common stock during the four calendar weeks preceding such sale, provided that at least one year has elapsed since such shares were acquired from us or our affiliate.
Sales are also subject to certain requirements as to the manner of sale, notice and availability of current public information regarding us. However, a person who has not been our "affiliate" at any time within three months prior to the sale is entitled to sell his or her shares without regard to the volume limitations or the other requirements of Rule 144, provided that at least one
year has elapsed since the shares were acquired from us or our affiliate.   In
general, under Rule 701 as currently in effect, any employee, consultant or advisor of us who purchases shares from us in connection with a compensatory stock or option plan or other written agreement related to compensation is eligible to resell these shares in reliance on Rule 144, but without compliance with certain restrictions contained in Rule 144.

                     Information Incorporated by Reference

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all of their common stock:

     .    Annual Report on Form 10-K for the year ended January 30, 1999;

     .    Quarterly Report on Form 10-Q for the fiscal quarter ended May 1,
          1999;

     .    Quarterly Report on Form 10-Q for the fiscal quarter ended July 31,
          1999;

     .    Definitive Proxy Statement on Schedule 14A, filed May 14, 1999;

     .    Registration Statement on Form S-8, filed January 9, 1998; and

     . The description of our common stock contained in our registration statement on Form 8-A, filed December 16, 1997.

     We have also filed a registration statement on Form S-8/S-3 with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about our company and the common stock. You may request a copy of these filings at no cost. Please direct your requests to:

               General Counsel
               Gart Sports Company
               1001 Lincoln Boulevard
               Denver, Colorado 80203
               (303) 861-1122

     You may also want to refer to our web site at www.gartsports.com. Our web site is not a part of this resale prospectus.

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of the common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.


       Where You Can Find More Information Regarding Gart Sports Company

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. The Public Reference Room in Washington, D.C. is located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms.

     Our common stock is listed on the Nasdaq National Market. Reports, proxy statements and other information concerning our company can be reviewed at the Nasdaq Stock Market, 1735 "K" Street, NW, Washington, DC 20006.


           Indemnification and the SEC's Position on Enforceability

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers. Under certain circumstances, this may include indemnification for liabilities arising under the Securities Act of 1933 as well as for expenses incurred in that regard. Our Certificate of Incorporation and Bylaws provide for the indemnification of our present and former directors, officers, employees and agents to the maximum extent permitted by the Delaware General Corporation Law. We have also entered into, or will enter into, indemnification agreements with our officers and directors.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                               Table of Contents

                                                                                  Page
                                                                                  ----
Risk Factors.....................................................................    2
Warning Regarding Forward Looking Statements.....................................    7
Gart Sports Company..............................................................    7
Recent Developments..............................................................    8
Selling Stockholders.............................................................    8
Plan of Distribution.............................................................   10
Information Incorporated by Reference............................................   11
Where You Can Find More Information Regarding Gart Sports Company................   12
Indemnification and SEC's Position on Enforceability.............................   12


                                 COMMON STOCK,
                                $.01 PAR VALUE


                              GART SPORTS COMPANY


                                  PROSPECTUS


                              SEPTEMBER 13, 1999

         PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

     .    Annual Report on Form 10-K for the year ended January 31, 1999;

     .    Quarterly Report on Form 10-Q for the fiscal quarter ended May 1,
          1999;

     .    Quarterly Report on Form 10-Q for the fiscal quarter ended July 31,
          1999;

     .    Registration Statement on Form S-8, filed on January 9, 1998;

     .    Definitive Proxy Statement, filed May 14, 1999; and

     . The description of our common stock contained in our registration statement on Form 8-A, filed December 16, 1997.

     In addition, all documents filed by Gart Sports Company (the "Company") pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

     The Company undertakes to provide without charge to each person who has received a copy of a prospectus to which this registration statement relates, upon the written or oral request of any such person, a copy of any or all the documents that have been or may be incorporated by reference into this registration statement, other than exhibits to such documents (unless such exhibits are incorporated therein by reference). The Company further undertakes to deliver or cause to be delivered to all participants who have an interest in the Company's common stock through a Company sponsored stock option plan (and any other participants who request such information orally or in writing) who do not otherwise receive such material, copies of all reports, proxy statements and other communications distributed by the Company to its stockholders generally, no later than the time such materials are first sent to its stockholders.

Item 4. Description of Securities.

     Not applicable.


Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Officers and Directors.

     Gart Sports Company's Amended and Restated Certificate of Incorporation (the "Certificate") provides that no director shall be liable personally to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that, the Certificate does not eliminate the liability of a director for (i) any breach of the director's duty of loyalty to the company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) acts or omissions in respect to certain unlawful dividend payments or stock redemptions or repurchases; or (iv) any transaction from which such director derives improper personal benefit. The effect of this provision is to eliminate the rights of the company and its stockholders (through stockholders' derivative suits on behalf of the company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent to grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. The limitations summarized above, however, do not affect the ability of the company or its stockholders to seek non-monetary based remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the company pursuant to the foregoing provisions, the company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The Certificate and the company's Amended and Restated Bylaws (the "Bylaws") provide that the company shall indemnify and advance expenses to the currently acting and former directors, officers, employees and agents of the company or another corporation, partnership, joint venture, trust, association or other enterprise if serving at the request of the company arising in connection with their acting in such capacities. In addition, Section 145 of the Delaware General Corporation Law permits the company to indemnify an officer or director who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The Sportmart, Inc Stock Option Plan provides that the company will indemnify the company's directors, the Plan Committee and the company's officers and agents for liabilities incurred with respect to their administration of such Plan.

Item 7. Exemption from Registration Claimed.

     The restricted securities not acquired under a registration statement filed under the Act which are to be reoffered or resold pursuant to this registration statement were originally issued by the company to the Selling Stockholders, who at the time of issuance were officers or key employees of the company, pursuant to the exemptions from registration provided by Sections 4(2) of the Securities Act of 1933 or Rule 701, as promulgated by the Securities and Exchange Commission under Section 3(b) of the Securities Act of 1933. Each of the Selling Stockholders had access to adequate information prior to his purchase of stock as a result of a business relationship with the company. In addition, at the time of purchase, each Selling Stockholder represented that he was acquiring such securities for his own account for investment, without any present intention of selling or further distributing the same.

Item 8. Exhibits.

  Exhibit
  -------
  Number                         Description of Document
  ------                         -----------------------

   4.1 Gart Sports Company 1994 Management Equity Plan (incorporated herein by reference to the Company's 1999 Definitive Proxy Statement on Schedule 14A, File Number 000-23515, as filed with the SEC on April 29, 1999).
   4.2 Sportmart, Inc. Associate Stock Purchase Plan (incorporated herein by reference to Exhibit 10.19 to Sportmart Inc.'s Report on Form 10-K, File Number 000-20672, as filed with the SEC on April 29,
             1993).
   4.3 Sportmart, Inc. Directors' Stock Option Plan (incorporated herein by reference to Exhibit 10.1 to Sportmart, Inc.'s Registration Statement on Form S-1, File Number 33-50726).
   4.4 Sportmart, Inc. Stock Option Plan (incorporated herein by reference to Exhibit 10.1 to Sportmart, Inc.'s Registration Statement on Form S-1, File Number 33-50726).
   4.5 Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to the Company's Registration Statement on Form S-4, File Number 333-42355).
   4.6 Amended and Restated Bylaws of the Company (incorporated herein by reference to the Company's Registration Statement on Form S-4, File Number 333-42355).
   5.1       Opinion of Nesa E. Hassanein, General Counsel of Gart Sports
             Company
  23.1       Consent of KPMG LLP.

Item 9. Undertakings.

(a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8/S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, state of Colorado, on September 13, 1999.

                                    GART SPORTS COMPANY


                                    By:   /s/ JOHN DOUGLAS MORTON
                                       -----------------------------------
                                    Name:   John Douglas Morton
                                    Title:  Chairman of the Board, President and
                                            Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

NAME                                                 TITLE                               DATE
----                                                 -----                               ----
/s/ JOHN DOUGLAS MORTON                  Chairman of the Board,                  September 13, 1999
---------------------------
John Douglas Morton                      President and Chief Executive
                                         Officer (Principal Executive
                                         Officer)

/s/ THOMAS T. HENDRICKSON                Executive Vice President,               September 13, 1999
---------------------------
Thomas T. Hendrickson                    Chief Financial Officer and
                                         Treasurer (Principal
                                         Financial and Accounting
                                         Officer)

/s/ JONATHAN D. SOKOLOFF                 Director                                 September 9, 1999
---------------------------
Jonathan D. Sokoloff

/s/ JONATHAN SEIFFER                     Director                                 September 9, 1999
---------------------------
Jonathan Seiffer

/s/ PETER R. FORMANEK                    Director                                 September 9, 1999
---------------------------
Peter R. Formanek

/s/ GORDON BARKER                        Director                                 September 9, 1999
---------------------------
Gordon Barker

/s/ LARRY HOCHBERG                       Director                                September 13, 1999
---------------------------
Larry Hochberg

/s/ ANDREW HOCHBERG                      Director                                September 13, 1999
---------------------------
Andrew Hochberg

                                 EXHIBIT INDEX

Exhibit
-------
Number                                 Description of Document
------                                 -----------------------

 4.1 Gart Sports Company 1994 Management Equity Plan (incorporated herein by reference to the Company's 1999 Definitive Proxy Statement on
           Schedule 14A, File Number 000-23515, as filed with the SEC on April 29, 1999).
 4.2 Sportmart, Inc. Associate Stock Purchase Plan (incorporated herein by reference to Exhibit 10.19 to Sportmart Inc.'s Report on Form 10-K, File Number 000-20672, as filed with the SEC on April 29, 1993).
 4.3 Sportmart, Inc. Directors' Stock Option Plan (incorporated herein by reference to Exhibit 10.1 to Sportmart, Inc.'s Registration Statement on Form S-1, File Number 33-50726).
 4.4 Sportmart, Inc. Stock Option Plan (incorporated herein by reference to Exhibit 10.1 to Sportmart, Inc.'s Registration Statement on Form S-1, File Number 33-50726).
 4.5 Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to the Company's Registration Statement on Form S-4, File Number 333-42355).
 4.6 Amended and Restated Bylaws of the Company (incorporated herein by reference to the Company's Registration Statement on Form S-4, File Number 333-42355).
 5.1       Opinion of Nesa E. Hassanein, General Counsel of Gart Sports Company.
 23.1      Consent of KPMG LLP.